EXHIBIT 99.1

Frequency Electronics, Inc. Announces Fiscal Year 2014 Results

MITCHEL FIELD, N.Y., July 10, 2014 (GLOBE NEWSWIRE) -- Frequency Electronics, Inc. (Nasdaq:FEIM) reported revenues of $71.6 million for fiscal year 2014, which ended April 30, 2014, compared to revenues of $68.9 million for fiscal 2013. Operating profit for fiscal 2014 was $4.9 million, compared to operating profit of $4.7 million for fiscal 2013. Net income for fiscal 2014 was $4.0 million or $0.46 per diluted share compared to net income of $3.7 million or $0.43 per diluted share for fiscal 2013. Fiscal year 2013 results included a fourth quarter asset write down charge to earnings of $1.4 million.

Commenting on these results General Joseph Franklin, Chairman of the Board, said, "We are very pleased to report that in Fiscal 2014 we increased revenues and profitability, and generated higher operating cash flow. These results were achieved during an extended period of severe decline in DOD funding. The gains were driven by our core satellite payload business, which grew 25% year-over-year. During this past fiscal year we made substantial capital investments to increase our production throughput. We also targeted IR&D funding for next generation products that meet the demand to 'do more with less.' After Fiscal 2015 began, we announced a contract, expected to exceed $11 million, to design and develop a new satellite payload master timing and frequency generation system. This contract demonstrates Frequency's essential role in providing key building blocks for satellite payloads in the years ahead. Currently we are continuing to focus on timely deliveries under existing contracts which is a pre-requisite to winning much larger future contract awards.  For this Fiscal Year 2015, we expect our new satellite payload and secure communication products will contribute to further gains in revenue and profitability."

Selected Fiscal 2014 Financial Metrics and Other Items

  Satellite payloads, the Company's dominant and fastest growing business area, rose to approximately 60% of consolidated revenues. More than 75% of year-end backlog represents satellite business, currently equally weighted between US Government/DOD and commercial programs.

  Sales for non-space U.S. Government/DOD end-use were approximately 20% of consolidated revenues. Total sales for U.S. Government/DOD, including revenues on U.S. Government satellite programs and revenues from FEI-Elcom and FEI-Zyfer, accounted for about 50% of consolidated revenues.

  Revenues from network infrastructure and other industrial business areas accounted for approximately 20% of consolidated revenues, down from approximately 25% of consolidated revenues in the prior year.

  Year-end inventory increased approximately $4 million over the prior year. This increase is fully attributable to the acquisition of long-lead materials to be applied on existing satellite contracts.

  Gillam-FEI and FEI-Zyfer recorded revenues lower by an aggregate of 20% from the prior year and a combined operating loss in excess of $1.0 million. Improved results are anticipated for fiscal year 2015 at Gillam-FEI from sales of infrastructure remote terminal unit products. Since the start of fiscal year 2015, FEI-Zyfer has received initial funding and begun work on a critical U.S. Government initiative to protect secure communications from jamming and spoofing.

  Modified EBITDA (operating profit plus depreciation and amortization, cashless contributions to employee benefit plans and stock-based compensation) was $9.7 million or 14% of revenues.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Thursday, July 10, 2014, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The call will be archived on the Company's website through August 15, 2014. The archived call may also be retrieved at 1-877-660-6853 (domestic) or 1-201-612-7415 (international) using Conference ID #: 13586532.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications.  Frequency's products are used in satellite payloads and in other commercial, government and military systems including C4ISR markets, missiles, UAVs, aircraft, GPS, secure radios, energy exploration and wireline and wireless communication networks.  Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs.  The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.

Frequency's Mission Statement: "Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 46 GHz, for space and other challenging environments."

Subsidiaries and Affiliates: Gillam-FEI provides expertise in network synchronization and monitoring; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing capabilities; FEI-Elcom Tech provides added resources for state-of-the-art RF microwave products.  Frequency's Morion affiliate supplies high-quality, cost effective oscillators and components.  Additional information is available on the Company's website: www.frequencyelectronics.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Frequency Electronics, Inc. and Subsidiaries
Consolidated Condensed Summary of Operations Data

	Quarter Ended		Year Ended
	April 30,		April 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)	(audited)
	(in thousands except per share data)
Revenues	$19,498	$17,541	$71,550	$68,932
Cost of Revenues	13,357	11,894	46,800	43,822
Gross Margin	6,141	5,647	24,750	25,110
Selling and Administrative	3,530	3,821	14,064	14,704
Research and Development	1,224	1,996	5,813	5,727
Operating Profit (Loss)	1,387	(170)	4,873	4,679
Interest and Other, Net	58	127	1,427	407
Income (Loss) before Income Taxes	1,445	(43)	6,300	5,086
Income Tax Provision	690	--	2,260	1,400
Net Income (Loss)	$755	$ (43)	$4,040	$3,686

Net Income (Loss) per Share:
Basic	$0.09	$ (0.01)	$0.47	$0.44
Diluted	$0.09	$ (0.01)	$0.46	$0.43
Average Shares Outstanding
Basic	8,559	8,446	8,527	8,413
Diluted	8,850	8,446	8,817	8,605

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	April 30,	April 30,
	2014	2013
	(unaudited)	(audited)
	(in thousands)
ASSETS
Cash & Marketable Securities	$23,728	$21,730
Accounts Receivable	7,741	7,781
Costs and Estimated Earnings in Excess of Billings, net	10,439	8,617
Inventories	41,227	37,521
Other Current Assets	4,727	5,367
Property, Plant & Equipment	11,240	8,316
Other Assets	20,359	19,577
	$119,461	$108,909

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$9,697	$9,327
Long-term debt	10,100	6,000
Other Long-term Obligations	11,318	11,130
Stockholders' Equity	88,346	82,452
	$119,461	$108,909

Reconciliation of GAAP operating profit to modified EBITDA:

	Year Ended
	April 30,
	2014	2013
	(in thousands)
GAAP operating profit	$4,873	$4,679
Depreciation & amortization	2,471	2,413
Gillam-FEI year-end charge	--	1,400
Deferred compensation expense	1,246	1,072
Stock-based compensation	1,106	947
Modified EBITDA	$9,696	$10,511

"Modified EBITDA" consists of operating profit plus certain non-cash expenses, including depreciation and amortization, contributions and accruals for employee benefit programs and stock-based compensation expense as well as the one-time charge to write off certain Gillam-FEI assets.  Modified EBITDA is a non-GAAP operating metric used by the Company in assessing its operating results. The Company's definition of modified EBITDA may differ from the definition of EBITDA used by other companies and may not be comparable to similarly titled measures used by other companies. The Company believes that investors and analysts may use modified EBITDA along with other information contained in its SEC filings, in assessing the Company's ability to generate cash flow and service debt.

CONTACT: Alan Miller, CFO, or General Joseph P. Franklin, Chairman:
         TELEPHONE: (516) 794-4500
         WEBSITE: www.frequencyelectronics.com